Exhibit 23.1
Consent Of Independent Registered Public Accounting Firm
The Board of Directors
Ryan’s Restaurant Group, Inc.:
We consent to the incorporation by reference in the following Registration Statements of our report dated March 13, 2006, with respect to (1) the consolidated balance sheets of Ryan’s Restaurant Group, Inc. as of December 28, 2005 and December 29, 2004, and the related consolidated statements of earnings and cash flows for each of the years in the three-year period ended December 28, 2005, and (2) management’s assessment of the effectiveness of internal control over financial reporting as of December 28, 2005, and the effectiveness of internal control over financial reporting as of December 28, 2005, which report appears in the 2005 annual report on Form 10-K of Ryan’s Restaurant Group, Inc.
Form S-8
No. 33-15924       —   Ryan’s Family Steak Houses, Inc. 1987 Stock Option Plan
No. 33-53834       —   Ryan’s Family Steak Houses, Inc. 1991 Stock Option Plan
No. 333-67165     —   Ryan’s Family Steak Houses, Inc. 1998 Stock Option Plan
No. 333-105306   —   Ryan’s Family Steak Houses, Inc. 2002 Stock Option Plan

Greenville, South Carolina
March 13, 2006